Exhibit 5.2

(269) 337-7700 Fax: (269) 337-7701

March 21, 2014

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, MN 55344

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SUNSHINE HEART, INC., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of up to $40 million of shares of common stock, $0.0001 par value per share (the “Shares”), that may be issued by the Company to Cowen and Company, LLC (“Cowen”). The Shares that may be offered by Cowen pursuant to the prospectus contained in the Registration Statement are issuable pursuant to the Sales Agreement between the Company and Cowen, dated March 21, 2014 (the “Sales Agreement”).

In connection with this opinion letter, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters.

In rendering the opinions in this opinion letter, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. With respect to our opinion as to the Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of the Company’s common stock will be authorized and available for issuance.

We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors’ rights generally, (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies, (iii) the effect of federal and state securities laws and the principles of public policy on the rights of indemnity and contribution, (iv) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and (v) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

The opinion expressed below is limited to the Delaware General Corporation Law, as amended.

For purposes of the opinion expressed below, we have assumed that (i) a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued; (ii) the Registration Statement and any required post-effective amendment thereto will have become effective under the Securities Act and the related prospectus and any and all applicable prospectus supplement(s) required by applicable laws will have been delivered and filed as required by such laws; (iii) the issuance of the Shares will have been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Shares do not violate any applicable law, are in conformity with the Company’s then operative Restated Certificate of Incorporation and Amended and Restated Bylaws, do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates for the Shares will have

350 East Michigan Avenue • Suite 300 • Kalamazoo, Michigan 49007-3800

Detroit • Lansing • Oakland County • Ann Arbor • Kalamazoo

been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be offered and sold pursuant to the Sales Agreement will be duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the base prospectus and sales agreement prospectus included in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares pursuant to the Sales Agreement while the Registration Statement is in effect.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

Honigman Miller Schwartz and Cohn LLP